EP Global Communications Inc. and the National Baseball Hall of Fame Will Honor Veterans Returning from Iraq and Afghanistan

JOHNSTOWN, Pa., April 20, 2005

EP Global Communications, Inc. (OTC BB:EPGL.OB - News) and its flagship publication, Exceptional Parent magazine, in conjunction with the National Baseball Hall of Fame in Cooperstown, NY, will jointly host a Disability Awareness Night event to honor veterans who have sustained disabilities as a result of combat in the conflicts in Iraq and Afghanistan. The ceremony will take place at Doubleday Field in Cooperstown prior to the National Hall of Fame game on May 23, 2005 between the Boston Red Sox and the Detroit Tigers. The EP Maxwell J. Schleifer Distinguished Service Award will be presented to two returning veterans by General Kenneth Farmer, Commanding General of Walter Reed Army Medical Center. 250 tickets to the National Hall of Fame Museum will be given away to disabled veterans in and around Cooperstown, NY, and a reception for honorees and other attendees will follow the game.

This outreach event is part of EPGL's national campaign to raise awareness for disabilities. EPGL, with the corporate support of the Mass Mutual Financial Group and other corporate and non-profit organizations, has held these events in 26 Major League Baseball parks in 2004. This year, Disability Awareness Night events are expected to be held in 14 Major League Baseball Stadiums and 16 minor league parks throughout the country. The Company's outreach has also expanded to include other sports venues, such as the National Basketball Association's Portland Trail Blazers and New Jersey Nets, as well as the East Coast Hockey League's Johnstown Chiefs in Johnstown, PA.

The July issue of Exceptional Parent magazine will feature stories on the $50 million Amputee Center expansion planned at Walter Reed Army Medical Center for the care of disabled veterans, a major cover story on our veterans and the care provided to them at Walter Reed and other Medical Centers as well as the Disability Awareness Night ceremony at the Hall of Fame Game on May 23, 2005.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor”' for forward-looking statements. This press release contains forward-looking statements regarding the intent, belief or current expectations of the Company and members of its senior management team. While the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Factors that would cause actual results to differ materially from those contemplated within this press release include but are not limited to, those associated with general business conditions; client concentration; dependence on network providers; the timely and efficient implementation of customer contracts; developments in health care reform and other regulatory issues and changes in laws and regulations in key states where the Company operates; future capitol needs; control by directors and officers; and the loss of key management personnel. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

Contact:

          EP Global Communications, Inc

          Angela Berzonski, Vice President

                            Special Project Development

          Investor Relations:

          (814) 361-3860 Ext 313

           Email: investorrelations@eparent.com